Exhibit 99.2

Scorpius Holdings, Inc. Announces Closing of Public Offering

DURHAM, N.C., May 16, 2024 – Scorpius Holdings, Inc. (NYSE American: SCPX), (“Scorpius” or the “Company”), an integrated contract development and manufacturing organization (CDMO), today announced the closing of its underwritten public offering of 60,000,000 common units and/or pre-funded units in lieu thereof. Each common (or pre-funded) unit was offered at a public offering price of $0.10 per unit (inclusive of the pre-funded warrant exercise price) and consists of one share of common stock (or pre-funded warrant to purchase one share of common stock in lieu thereof) and a common warrant, for gross proceeds of $6,000,000, before deducting underwriting discounts and offering expenses. The warrants have an exercise price of $0.12 per share and are immediately exercisable upon issuance for a period of five years following the date of issuance. In addition, the Company has granted the underwriters a 45-day option to purchase up to an additional 9,000,000 shares of common stock (and/or pre-funded warrants) and/or up to an additional 9,000,000 common warrants solely to cover over-allotments, if any.

The Company intends to use the net proceeds of the offering to fund working capital, general corporate purposes, and the repayment of a $750,000 non-convertible promissory note, plus accrued and unpaid interest.

ThinkEquity acted as sole book-running manager for the offering.

A registration statement on Form S-1 (File No. 333-279092) relating to the shares of common stock, pre-funded warrants, common warrants, and the shares of common stock underlying such warrants was filed with the Securities and Exchange Commission (“SEC”) and became effective on May 13, 2024. This offering is being made only by means of a prospectus. Copies of the final prospectus may be obtained from ThinkEquity, 17 State Street, 41st Floor, New York, New York 10004.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Scorpius Holdings, Inc.

Scorpius Holdings Inc. is an integrated large molecule contract development and manufacturing organization (CDMO) focused on rapidly advancing biologic and cell therapy programs to the clinic and beyond. Scorpius offers a broad array of analytical testing, process development, and manufacturing services to pharmaceutical and biotech companies at its state-of-the-art facilities in San Antonio, TX. With an experienced team and new, purpose-built U.S. facilities, Scorpius is dedicated to transparent collaboration and flexible, high-quality biologics biomanufacturing. For more information, please visit www.scorpiusbiologics.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions and include statements regarding the intended use of proceeds. Important factors that could cause actual results to differ materially from current expectations include, among others, the factors described in the Company’s annual report on Form 10-K for the year ended December 31, 2023 and any other filings the Company makes with the SEC. The information in this presentation is provided only as of the date presented, and the Company undertakes no obligation to update any forward-looking statements contained in this press release on account of new information, future events, or otherwise, except as required by law.

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David Waldman

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investorrelations@nighthawkbio.com